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                                                                    EXHIBIT 99.1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                      PACIFIC CENTURY FINANCIAL CORPORATION





                          EXHIBIT TO CURRENT REPORT ON
                        FORM 8-K DATED December 20, 2000











                          Commission File Number 1-6887

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                                  [LETTERHEAD]

                                                                   SUSAN KORCHAK
                                                        AMERICAN EXPRESS COMPANY
                                                       TELEPHONE: (212) 640-4953


                           AMERICAN EXPRESS TO ACQUIRE
                     BANK OF HAWAII'S CREDIT CARD PORTFOLIO

                      CARD MARKETING AGREEMENT ESTABLISHED

NEW YORK/HONOLULU - DEC. 20, 2000 - American Express Company and Pacific Century Financial Corporation (PCFC) today announced that they have signed a definitive agreement for American Express Centurion Bank to acquire the credit card portfolio of Bank of Hawaii, a PCFC subsidiary.

         The Bank of Hawaii portfolio includes 148,000 consumer and business accounts, with receivables of approximately $226 million.

         Under terms of the agreement, American Express will establish a card marketing program with Bank of Hawaii, whereby American Express will issue and market Bank of Hawaii-branded American Express Cards to the bank's customer base. The cards will be marketed through Bank of Hawaii in Hawaii and the West Pacific and Pacific Century Bank in California, as well as through more than 500 ATMs and via direct mail.

         The transfer of the credit card portfolio is expected to be completed in the first or second quarter of 2001, subject to certain government approvals.

         Cardholders will enjoy many of the same card benefits, with additional features planned for the future. Pricing terms and conditions will remain the same at conversion. As with all credit cards, cardholders will have the option of paying their balances in full or in monthly installments.

         Michael E. O'Neill, Chairman and CEO of Pacific Century Financial Corporation and Bank of Hawaii, said, "American Express has an unparalleled reputation in the credit card industry and is recognized for its commitment to quality customer service. The strength and innovation of American Express brings the power of a world-class brand into the hands of our customers."

         "We're pleased to be working with American Express on a marketing agreement that will allow us to stay close to our cardholders," said Alton Kuioka, Bank of Hawaii Vice Chair. "Every effort is being made to ensure that the conversion process is seamless to customers, and we don't expect they will be materially impacted by the change."

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Page 2
American Express and Pacific Century Financial Corporation


         Kenneth I. Chenault, President and Chief Operating Officer of American Express, said, "We are delighted to have reached this strategic agreement with Bank of Hawaii. As part of our growth strategy we are moving aggressively to acquire high quality credit card portfolios from banks. Bank of Hawaii's strong presence in the marketplace and long-tenured customer base make this portfolio an excellent match for American Express."

         "This is the first agreement we have reached with a bank to acquire a card portfolio and to market to their bank customers," said Alfred F. Kelly Jr., Group President, U.S. Consumer and Small Business Services at American Express. "We hope to establish similar deals with other U.S. banks in the future."

         Bank of Hawaii-branded American Express Cards will be accepted on the American Express merchant network worldwide. American Express is the largest card issuer in the world and has broad acceptance among merchants, with a new merchant added every two minutes. In the U.S., the American Express merchant network now accommodates more than 95 percent of Cardmembers' general purpose plastic spending.

         This is the second portfolio acquisition for American Express in recent months. In August, the company announced plans to acquire the ShopRite credit card portfolio, and to issue a cobranded ShopRite card. That transaction is expected to close early in the first quarter of 2001.

         Bank of Hawaii card customers will receive information on the card transfer shortly. They will receive a new Bank of Hawaii-branded American Express Card, which they will be able to activate at the time of the transfer.

         PCFC will receive a premium for the credit card portfolio, which it believes meets or exceeds pricing levels represented in recent comparable transactions.

         Pacific Century Financial Corporation is a $13.9 billion regional financial services company with locations throughout the Pacific region. Headquartered in Honolulu, Hawaii, Pacific Century and its subsidiaries provide varied financial services to businesses, governments and consumers in four principal markets: Hawaii and the West Pacific, South Pacific, Asia and selected markets on the U.S. Mainland. Pacific Century's principal subsidiary, Bank of Hawaii, is the largest commercial bank in the state of Hawaii.

         American Express Centurion Bank is a subsidiary of American Express Company, a diversified worldwide travel, financial and network services company founded in 1850. American Express is a leader in charge and credit cards, Travelers Cheques, travel, financial planning, investment products, insurance and international banking. For more information about the company, visit www.americanexpress.com.

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                                  [LETTERHEAD]